Exhibit 10.13

Quality Investment Properties Sacramento, LLC

Master Space Agreement

This Master Space Agreement between Quality Investment Properties Sacramento, LLC, (“QTS”) and  MYECHECK, INC.(“Customer”) is made effective as of October 1, 2013 (“Effective Date”) and governs Customer Space licensed to Customer under a Work Order and Service(s) purchased by Customer under a Work Order. Capitalized terms used herein shall have the meaning given in the definition section of this Agreement.

1.          LICENSES OF CUSTOMER SPACE AND ORDERS FOR SERVICES. This Agreement is a master agreement under which Customer may license Customer Space and order Services from time to time by written agreement between Customer and QTS. To the extent of any inconsistency between this Agreement and the Work Order, the Work Order shall govern. Customer may cancel a Work Order by written notice to QTS at any time prior to Work Order acceptance by QTS.

2.          TERM. The Term for this Agreement shall begin on the Effective Date and expire at the termination of the last order for services. The Term for each Work Order shall begin on the Start Date and expire on the Expiration Date. QTS may provide Customer a Target Date for a Work Order, and if so, will use commercially reasonable efforts to deliver the Customer Space or Services on the Target Date. Notwithstanding, should QTS fail to deliver the Customer Space or commence delivery of the Services by the Target Date, and fail to cure same within thirty (30) days of Customer’s written notice of such failure, Customer may terminate the specific Work Order in its sole discretion, upon written notice received by QTS within thirty (30) days of such failure to cure. In the event of such termination, neither party shall be liable for damages arising out of the failure to perform, other than any accrued amounts owed. The termination or expiration of a Work Order will not affect Customer’s other Space or Services under one or more separate Work Orders.

3.          FEES AND PAYMENT TERMS.

3.1          Payment Terms. QTS will invoice Customer for all Customer Space and Services on a monthly basis, with fixed recurring charges invoiced in advance and all other charges invoiced in arrears. Customer will pay, by check or wire transfer, each invoice in full upon receipt. If Customer disputes any portion of an invoice, Customer will notify QTS in writing of such dispute within thirty (30) days of the invoice date. A dispute as to any portion of an invoice does not relieve Customer from timely payment of the undisputed portion. Fees for each of the licensed Customer Spaces or Services in a Work Order begin to accrue at the Start Date.

3.2          Ability To Pay/Security Deposit. Upon request, Customer shall provide QTS with information reasonably requested by QTS to determine Customer’s ability to pay. A security deposit equivalent to two months of monthly recurring fees as set out in the Work Order may be required to accompany each Work Order. The security deposit shall be applied to the last two months of Licenses or Services with any short fall or overage adjustment applied to the last month of Licenses or Services. In the event of a breach of this Agreement by Customer, QTS shall, without limiting its remedies otherwise available, have the right to apply the deposit to the damages suffered by QTS as a result of such breach. QTS shall not be required to keep the security deposit in trust, segregate it or keep it separate from QTS’s general funds, but QTS may commingle the security deposit with its general funds and Customer shall not be entitled to interest on such deposit.

3.3          Late Payments. Any payment not received by QTS within thirty (30) days of the invoice date will accrue interest at a rate of one and one half percent (1 1/2%) per month (compounded daily), or the highest rate allowed by applicable law, whichever is lower.

3.4          Taxes. Customer shall be responsible for all taxes related to the provision of Customer Space or Services, except for taxes based on QTS’s net income.

3.5          Credit History. QTS may in its sole discretion report Customer’s payment history to reporting agencies, including but not limited to, Dun & Bradstreet.

4.          SPACE AND SERVICES SELECTED.

4.1          Services. (i) QTS agrees to provide the Customer Space and Services and Customer agrees to pay the applicable fees for the Customer Space licensed and the Services set forth in each Work Order and (ii) in the event Customer requests QTS to perform consulting or technical Service of a specialized nature, the details, deliverables, milestone dates, fees and other pertinent information relating to such Service will be set forth on an attached, executed Work Order. In the event QTS is requested to provide specialized Services as described in clause (ii) above, QTS shall provide said Service to Customer using employees or subcontractors of QTS and/or its affiliates, in QTS’s sole discretion.

4.2          Customer represents and warrants that Customer does not appear on the United States Department of Treasury, Office of Foreign Asset Controls list of Specially Designated National and Blocked Persons and is not otherwise a person to whom QualityTech may not legally provide the Customer Space. Customer may not use the Services for the development, design, manufacture, production, stockpiling, or use of nuclear, chemical or biological weapons, weapons of mass destruction, or missiles, in a country listed in Country Groups D: 4 and D: 3, as set forth in Supplement No. 1 to the Part 740 of the United States Export Administration Regulations. Customer may not provide administrative access to the Service to any person (including any natural person or government or private entity ) that is located in or is a national of Cuba, Iran, Libya, Sudan, North Korea or Syria or any country that is embargoed or highly restricted under United States export regulations.

5.          MUTUAL REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION. Each party represents, warrants and covenants that: (i) it has and will maintain the legal right to use, operate and locate its equipment in the Data Center; (ii) the performance of its obligations hereunder will not violate any applicable Laws; (iii) neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach by it of any agreements to which it is a party or by which it is bound; (iv) it has duly, authorized, executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such party and shall be enforceable against such party in accordance with its terms and (v) all equipment, materials and other tangible items placed by it at Data Center will be installed, operated, used and maintained in compliance with all applicable Laws and manufacturer specifications. Customer will indemnify, defend and hold harmless QTS, and its representatives, agents, employees, officers, directors, members, partners, principals, managers, affiliates, lenders, contractors, subcontractors and other Data Center users and customers from any and all Losses arising from or relating to (i) any claim, action or omission by any of the Customer Parties (including claims for personal injuries while in or around the Facilities); (ii) any claim, action or omission by a customer or end-user of Customer or other third party, relating to, or arising out of, Customer’s or any of its customers’ services or the Customer Space licensed or Services provided under this Agreement (including claims arising from or relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned Licenses or Services); and (iii) any claim, action or omission by a customer or end-user of a Customer or other third party relating to or arising out of violation of the AUP by Customer, Customer Parties or any end-user or customer of Customer. Both parties shall defend and indemnify the other for any breach of the mutual insurance provisions in Section 8.

CONFIDENTIAL

Quality Investment Properties Sacramento, LLC – Master Space Agreement (5.9)

6.          REMEDIES AND DAMAGES, AND LIMIT ON WARRANTIES

6.1          No Other Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THE AGREEMENT, THE CUSTOMER SPACE AND SERVICES (INCLUDING ALL MATERIALS SUPPLIED AND USED THEREWITH) ARE PROVIDED “AS IS WHERE IS”, AND CUSTOMER’S USE OF THE CUSTOMER SPACE AND SERVICES IS AT ITS OWN RISK. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THE AGREEMENT, QTS DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WHETHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, HABITABILITY, MARKETABILITY, PROFITABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, NONINFRINGEMENT, TITLE, OR ARISING FROM A COURSE OF DEALING, OR TRADE PRACTICE.

6.2          Licensor Default and Damages. QTS shall not be in default under this Agreement unless QTS fails to perform obligations required of QTS within thirty (30) days after written notice is delivered by Customer to QTS and to the holder of any deed to secure debt (collectively, “Lender”), covering the Data Center whose name and address shall have theretofore been furnished to Customer in writing, specifying the obligation which QTS has failed to perform; provided, however, that if the nature of QTS’s obligation is such that more than thirty (30) days are required for performance, then QTS shall not be in default if QTS or Lender commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion, and provided further that if the nature of QTS’s failure to perform is such that it is not curable, then QTS shall be in default as of the occurrence of such event. In the event of any default by QTS, Customer’s exclusive remedies shall be an action for specific performance or action for actual damages. Customer hereby waives the benefit of any laws granting it the right to perform QTS’s obligation, and Customer shall not be entitled to perform any of QTS’s obligations.

6.3          Consequential Damages Waiver. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY TYPE OF INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST REVENUE, LOST PROFITS, REPLACEMENT GOODS, LOSS OF TECHNOLOGY, RIGHTS OR SERVICES, LOSS OF DATA, OR INTERRUPTION OR LOSS OF USE OF SERVICE OR EQUIPMENT, EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND WHETHER ARISING UNDER THEORY OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THE FOREGOING LIMITATION OF LIABILITY AND DAMAGES SHALL NOT APPLY TO A BREACH BY EITHER PARTY OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION 7 OR A BREACH BY CUSTOMER OF THE AUP OR SECTION 10.15 OF THIS AGREEMENT.

6.4          Basis of the Bargain. The parties acknowledge that the prices have been set, and the Agreement is entered into in reliance upon the limitations of liability, remedies, damages, and the disclaimers of warranties and damages set forth herein, and that all such limitations and exclusions form an essential basis of the bargain between the parties. The specific remedies provided herein or in any Addendum or Product Description are the exclusive remedies available to Customer.

7.          MUTUAL CONFIDENTIALITY

7.1          Disclosure and Use. Each party agrees that it will not use in any way, nor disclose to any third party, the other party’s Confidential Information, and will take reasonable precautions to protect the confidentiality of such information, at least as stringently as it takes to protect its own Confidential Information, but in no case will the degree of care be less than reasonable care. Nothing herein shall preclude disclosure by a party (i) to that party’s attorneys, accountants, lenders and other advisors and employees who have a bona fide need to know the other party’s Confidential Information in connection with the receiving party’s performance under this Agreement, (ii) to any potential transferee or assignee of all or any portion of the Data Center, or in connection with a merger involving QTS, or acquisition of all or substantially all of the assets of QTS, or (iii) any disclosure that a party concludes that it is required to make as a matter of law (including, without limitation, in accordance with the rules and regulations of a national stock exchange, the Securities and Exchange Commission or other securities law regulators), provided that such disclosure is made after good faith consultation with counsel with respect thereto. Each party agrees to only make copies of the other’s Confidential Information for purposes consistent with this Agreement, and each party shall maintain on any such copies a proprietary legend or notice as contained on the original or as the disclosing party may request.

7.2          Exclusions from Confidentiality Obligations. Notwithstanding the confidentiality obligations required herein, neither party’s confidentiality obligations hereunder shall apply to information which: (a) is already known to the receiving party (other than the terms of this Agreement); (b) becomes publicly available without fault of the receiving party; (c) is rightfully obtained by the receiving party from a third party without restriction as to disclosure, or such Confidential Information is approved for release by written authorization of the party having the rights in such Confidential Information; (d) is developed independently by the receiving party without use of the disclosing party’s Confidential Information; or (e) is required to be disclosed by Law, provided that prior to making such required disclosure, the party who is required to disclose the Confidential Information shall notify the owner of such Confidential Information that disclosure is legally required.

7.3            Specific Performance and Injunctive Relief. Each of QTS, Customer and their respective representatives agree that a breach of Sections 7.1 and 7.2 above will give rise to irreparable injury to the other party for which damages may not be adequate compensation, and consequently, that the other party shall be entitled, in addition to all other remedies available to it at law or equity, to injunctive and other equitable relief to prevent a breach of Sections 7.1 and 7.2 and to secure the specific performance of such sections without proving actual damages or posting bond or other security.

CONFIDENTIAL

Quality Investment Properties Sacramento, LLC – Master Space Agreement (5.9)

8.          MUTUAL INSURANCE REQUIREMENTS

8.1          Minimum Levels. Each party agrees to keep in full force and effect during the Term of this Agreement: (i) commercial general liability insurance with a combined single limit in an amount not less than $1,000,000 per occurrence, and $2,000,000 aggregate (or coverage under an “umbrella” policy in an amount not less than $3,000,000), including broad form premises and operations, independent contractors, products and completed operations, personal injury, contractual, and broad form property damage liability coverage, and (ii) workers’ compensation insurance covering such party’s employees in an amount not less than that required by Law. QTS shall maintain property insurance (all risks) covering QTS’s Facilities, including the Data Center. Customer shall maintain property insurance (all risks) covering the Customer Space and Customer Equipment. Customer agrees that it will insure and be solely responsible for insuring the injuries to and claims of its representatives. All such policies shall be written by insurance carriers licensed in the state in which the Data Center is located, and shall be rated A-, IX or better by A.M. Best and such policies maintained by Customer shall name QTS and its lenders as additional insureds. Parties agree that upon request, they will deliver to each other the applicable certificates of insurance naming the other party as a certificate holder and requiring that the other party receive written notice at least thirty (30) days prior to any termination, expiration or change in the coverages provided thereunder. Each party will cause and ensure that each insurance policy of such party required under this Agreement will provide that the underwriters waive all claims and rights of recovery by subrogation against the other party’s Parties in connection with any liability or damage covered by the insurance policies. Each Party hereby indemnifies and holds harmless the other for a breach of such Party’s obligations under this Section 8.1.

9.          TERMINATION

9.1          Termination for Cause. QTS may terminate this Agreement or any Service (in whole or in part), at any time, without liability, for any one or more of the following: (a) Customer breaches any material term of this Agreement and fails to cure such breach (if susceptible to cure) within ten (10) days after receipt of written notice of the same (provided, however, in the event this Agreement provides that termination of any rights shall be immediate for any specific breach, then such notice period shall not be required); (b) QTS becomes aware that Customer has threatened the security of the Data Center or any other network or system; (c) failure to pay amounts when due, after ten (10) days written notice and failure to cure; (d) QTS is unable to provide Customer Space or Services due to Customer’s acts or omissions; (e) Customer becomes the subject of a voluntary or involuntary proceeding relating to insolvency, bankruptcy, receivership, liquidation, or reorganization for the benefit of creditors, and such petition or proceeding is not dismissed within sixty (60) days of the filing thereof; or (f) a court or other government authority having jurisdiction over the Services prohibits QTS from furnishing the Customer Space or Services to Customer. Customer may terminate this Agreement in the event that QTS breaches any material term of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of the same; provided, however, QTS’ failure to meet a Service Level Guarantee is not a material breach of this Agreement.

9.2          Early Termination. In the event Customer desires to terminate any License or Services prior to the end of the Term (other than as provided in Section 9.1 herein or Section 5.7(b) of the Colocation Addendum attached hereto), or if the Licenses or Services are terminated by QTS as provided in Section 9.1 herein, Customer shall pay a termination charge equal to the costs incurred by QTS in returning the space to a condition suitable for use by other parties, plus 100% of the remaining monthly recurring fees that would have been charged for the Customer Space and Services for the Term (as applicable on the date of said termination) (the “Termination Fees”).

Such Termination Fees are not penalties, but due to the difficulty in estimating actual damages for early termination, are agreed upon charges to fairly compensate QTS.

9.3          Holdover Customer. If Customer continues to use any Customer Space or Service after the expiration or earlier termination of the Term for such License or Service, then Customer shall remain subject to the terms and conditions of this Agreement and the recurring monthly charge and usage charges during such hold-over period shall increase to one hundred and fifty percent (150%) of the recurring monthly charge and usage charges for the last full month before expiration or earlier termination of the Term. During such hold-over period, this Agreement becomes a month-to-month Agreement and can be terminated on thirty (30) days notice by either party.

9.4          Suspension of Licenses or Services by QTS. QTS may suspend Customer’s access and rights to any or all Customer Space or Services and/or Customer’s rights to remove any or all of Customer’s Equipment if Customer fails to pay any undisputed sum for Licenses or Services when such payment is due and such failure remains uncured for a period of ten (10) days after written notice is given Customer by QTS. In the event of a suspension of Licenses or Services pursuant to this Section 9.4, Customer agrees that QTS may, without notice or liability, prevent Customer access to the Customer Space, suspend Services and take possession of any Customer Equipment and store it, at Customer’s expense. If Customer’s Licenses or Services are suspended pursuant to this Section 9.4 and QTS determines, in its sole discretion, to reconnect Customer Space or Services, Customer agrees to pay, in addition to any other fees or sums for Licenses or Services owing under this Agreement, the Reconnection Fee. The remedies of QTS under this Section 9.4 are in addition to any other rights that QTS may have under this Agreement.

9.5          Effect of Termination by Either Party. Upon the effective date of termination of the Agreement: (a) QTS will immediately cease providing Services and Customer’s License shall terminate and QTS shall not be responsible for any loss of access or data as result of such cessation of Services; (b) any payment obligations of Customer under this Agreement for Licenses or Services provided through the date of termination and any applicable Termination Fees will immediately become due and payable; and (c) within ten (10) days of such termination Customer shall (i) remove from the Data Center(s) all Customer Equipment and any other Customer property located at the Data Center(s) (but only upon receipt of all sums due under (b)), (ii) make available all QTS Provided Equipment to an authorized representative of QTS and (iii) return the Customer Space to QTS in the same condition as existed on the Start Date, normal wear and tear excepted. If Customer does not remit the sums payable under (b) and/or does not remove the Customer Equipment and its other property as provided in (c), QTS will have the right to do one or more of the following, without notice, without liability therefor, and without prejudice to any other available remedies: (x) re-claim the Customer Space, remove all property therefrom and re-license the Customer Space; (y) move all such Customer property to secure storage and charge Customer for the cost of such removal and storage; and (z) liquidate the Customer property in accordance with applicable law, applying all proceeds first to the cost of such liquidation, then to all payment obligations due hereunder, and the balance thereof, if any, shall be paid to Customer.

10.         MISCELLANEOUS PROVISIONS

10.1          Force Majeure. QTS shall not be liable to Customer for any failure of performance or equipment due to causes beyond QTS’s reasonable control, including but not limited to: acts of God, fire, explosion; any Law or direction of any governmental entity; emergencies; civil unrest, wars; unavailability of rights-of-way, third party services or materials; or strikes, lock-outs, work stoppages, labor shortages or other labor difficulties; viruses, denial of service attacks, telecommunications failures, failure of the Internet or other events of a type or magnitude for which precautions are generally not taken in the industry (each, a “Force Majeure Event”). If QTS is unable to deliver the Customer Space or Service for thirty (30) consecutive days, Customer shall have the right to terminate any affected Work Order pursuant hereto.

10.2          Relocation of Customer Equipment or Customer Space. If it is necessary or desirable, for QTS’s use of the Data Center, to relocate the Customer equipment or Customer Space to another area in the Data Center or other similar data center owned by QTS, the parties will cooperate in good faith with each other to facilitate such relocation. QTS shall be solely responsible for the costs incurred by QTS in connection with any such relocation. Relocation made by QTS at the request of Customer, will be at the sole expense of Customer. QTS will use commercially reasonable efforts to minimize and avoid any interruption in Services during such relocation.

CONFIDENTIAL

Quality Investment Properties Sacramento, LLC – Master Space Agreement (5.9)

10.3          Regulatory Changes. In the event that a tariff is filed against QTS or there is a change in law, rule or regulation, increased power costs or similar circumstance that materially increases the costs or other terms of delivery of Licenses or Service, the parties agree to negotiate the rates to be charged, or other required terms of service to reflect such increased costs or change in term of space or service. If the parties are unable to agree on new rates within thirty (30) days after QTS’s delivery of written notice regarding the rate change, then either party may terminate the Licenses or Services without liability by giving thirty (30) days written notice.

10.4          Notice. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by e-mail or facsimile (provided delivery is confirmed), or U.S. Mail registered or certified return receipt requested and postage prepaid, in each case to the address set forth below or to such other address as may hereafter be furnished in writing by either party to the other party in accordance with this Section. Such notice will be deemed to have been given as of the date it is received.

To QTS at:

Quality Investment Properties Sacramento, LLC

12851 Foster Street, Suite 205

Overland Park, KS 66213

Attn: Legal Department

Fax: (913) 814-7766

To Customer at:

MyECheck, Inc.

2600 E. Bidwell St, Ste 190

Folsom, CA 95630

Attn: Finance Department

Fax: (916) 673-9522

10.5          Assignment. Customer may not assign or transfer part or all of its rights and obligations under this Agreement, or resell the Services, or sublicense or lease (each a “Transfer”) all or any part of the Customer Space without the written consent of QTS, which shall not be unreasonably withheld. QTS may require any transferee to execute documentation reasonably acceptable to QTS in connection with the applicable Transfer, including, without limitation, an assumption agreement whereby the transferee assumes all of Customer’s liabilities, duties and obligations under this Agreement. In any event no Transfer shall relieve or release Customer of its obligations under this Agreement. QTS may assign or transfer part or all of its respective rights and obligations under this Agreement without notice to Customer, including without limitation, to any entity that is a subsidiary or affiliate of QTS or to any entity that is the survivor of a merger with QTS and any entity that acquires all or substantially all of the assets of QTS. In the event of any transfer or termination of QTS’s interest in the Data Center by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, QTS shall be automatically relieved of any and all obligations and liabilities on the part of QTS from and after the date of such transfer or termination, and any subsequent owner of the Data Center shall only be responsible for such obligations and liabilities under this Agreement which accrue from and after the date such transferee or assignee acquires QTS’s interest as licensor under this Agreement. Customer agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the licensor under this Agreement. This Agreement shall apply to, bind, and inure to the benefit of, any permitted transferees, assignees or successors, all of whom shall execute counterparts of this Agreement, and Customer shall remain liable for the payment of all charges due under each Work Order or otherwise due or to become due under this Agreement.

10.6          Entire Understanding. This Agreement constitutes the entire understanding and agreement of the parties related to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, agreements and understandings regarding such subject matter. Each Work Order and Addendum includes terms which are in addition to, and not in lieu of the Agreement, and shall be deemed to be part of this Agreement. Unless expressly provided for in the Agreement, Customer agrees not to claim any reliance on any other opinion, advice, recommendation, statement, representation, warranty of QTS regarding the suitability, fitness, quality, merchantability, or the compatibility or functionality of any equipment or software. Any additional or different terms in any purchase order or other response made by Customer shall be deemed objected to by QTS without need of further notice of objection, and shall be of no effect or in any way binding upon QTS.

10.7          No Competitive License or Service. Customer may not at any time, without QTS’s prior written consent, permit any QTS facility to be utilized for the resale of Internet access, co-location or managed services to QTS clients.

10.8          Relationship of the Parties. QTS and Customer are independent contractors; this Agreement will not establish any relationship of partnership, employment, franchise or agency.

10.9          Execution and Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

10.10          Modification. This Agreement may be changed only by a written document signed by authorized representatives of QTS and Customer.

10.11          Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is adjudged by a court or arbitrator to be invalid, illegal or unenforceable, the same will not affect the validity, legality, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law.

10.12          No Waiver; All Rights Cumulative. The failure by either party to enforce any rights hereunder shall not constitute a waiver of such right(s) or of any other or further rights hereunder. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default.

10.13           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, except its conflicts of law principles.

10.14          Third Party Beneficiaries. The provisions of this Agreement and the rights and obligations created hereunder are intended for the sole benefit of QTS and Customer, and do not create any right, claim or benefit on the part of any person not a party to this Agreement. The parties do not intend any provision of this Agreement to be enforceable by or to benefit any third party.

CONFIDENTIAL

Quality Investment Properties Sacramento, LLC – Master Space Agreement (5.9)

10.15          Intellectual Property Rights. QTS shall remain the sole owner of and retain all right, title and interest in any service, technical information and/or intellectual property rights (“IPR”) provided to Customer hereunder, including, without limitation, all trademark, trade names, service marks, copyrights, computer programs, general utility programs, software, methodology, databases, specifications, systems designs, applications, enhancements, documentation, manuals, know-how, formulas, hardware, audio/visual equipment, tools, libraries, discoveries, inventions, techniques, writings, designs, and other IPR either used or developed by QTS or its agents in connection with the provision of service hereunder and all derivative works or improvements therein ("QTS Technology”). Any QTS Technology will not be work-for-hire and Customer agrees to assign and hereby does assign to QTS all IPR in and to the QTS Technology. In return for payment of all fees and charges, QTS grants to Customer a royalty free, non-exclusive, non-transferable, non-assignable license to use any IPR provided with Service hereunder solely for the purpose of receiving such Service. QTS shall be free to provide similar IPR to other parties and shall retain the right to unrestricted use of any data, and any and all related concepts, know-how, techniques or IPR either acquired or developed as a result of this Agreement. Customer further agrees to execute and deliver all documents and do all acts that QTS shall deem necessary or desirable to secure to QTS' right, title and interest in and to such IPR. Customer further agrees to cooperate with QTS as reasonably necessary to maintain or enforce the QTS rights in the IPR.

10.16          General. Neither party shall issue any publication relating to this Agreement, except as may be required by Law. Notwithstanding, either party may publicly refer to the other, orally and in writing, as a Customer/licensee or service provider/licensor of the other, as applicable, and QTS may utilize Customer’s logo and/or domain name at its website (www.qualitytech.com) which may include a link from the QTS website to Customer’s website. If either party retains an attorney to enforce the terms of this Agreement or to collect money due hereunder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, court costs and other related expenses incurred in connection therewith. The terms and provisions contained herein that by their sense and context are intended to survive the performance thereof by the parties shall so survive termination of this Agreement, including, without limitation, provisions for indemnification and the making of any payments.

10.18        Time of the Essence. Time is of the essence with respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefits of any grace or use period allowed in this Agreement.

10.19        Estoppel Certificate. Customer shall, within ten (10) days’ prior written notice from QTS (but only in connection with a sale, financing, transfer, lease or similar transaction), deliver to QTS a signed statement certifying the following information (but not limited to the following information in the event further information is reasonably required by QTS): (i) that this Agreement is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Agreement, as modified is in full force and effect); (ii) the dates to which the fees and other charges due under this Agreement are paid in advance, if any; (iii) the amount of Customer’s security deposit, if any; and (iv) acknowledging that there are not any uncured defaults or breaches on the part of QTS under this Agreement (including, without limitation, all Addendum and Work Orders), and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default or breach on the part of QTS under this Agreement (including, without limitation, all Addendum and Work Orders), or specifying such defaults events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by an prospective purchaser or encumbrance of all or any portion of the Data Center. Customer’s failure to deliver such statement within such ten (10) day period shall, constitute an admission by Customer that all statements there are true and correct.

10.20          Subordination. Customer accepts this Agreement subject and subordinate to any mortgage, deed of trust, deed to secure debt, ground lease or master lease of QTS and to any renewals, modifications, consolidation, refinancing and extensions thereof. It is understood that QTS’s interest in the Customer Space and Data Center may be that of ground lessee, rather than owner. This provision is hereby declared to be self-operative and no further instrument shall be required to effect such subordination of this Agreement; provided, however, Customer shall, within ten (10) days after QTS’s written request therefore, execute, acknowledge and deliver any documents reasonably requested by QTS to assure the subordination of this Agreement to any of the same. Notwithstanding the foregoing, if the lessor under any such lease or the holder of any such deed to secure debt advises QTS that they desire to require this Agreement to be prior and superior thereto, upon written request of QTS to Customer, Customer agrees to promptly execute, acknowledge and deliver any documents which QTS or such less or, holder or holders reasonably deem necessary for purposes thereof.

DEFINITIONS

(a)	“Addendum” means an addendum to this Agreement stating additional terms and condition applicable to the specific License or Service.

(b)	“Adhoc Engineering Services” means any technical support considered to be above and beyond Remote Hands which usually includes technical support from a consultative or operational perspective.

(c)	“Acceptable Use Policy” or “AUP” means the acceptable use policy posted at www.QualityTech.com.

(d)	“Agreement” means this Agreement, the general terms and conditions herein and includes any Addendum, Product Description, Work Order, Specification, Statement of Work, Scope of Work, Customer Access Roster, the Rules and Regulations, and the Acceptable Use Policy, and all other items expressly incorporated herein.

CONFIDENTIAL

Quality Investment Properties Sacramento, LLC – Master Space Agreement (5.9)

(e)	“Burstable” means Customer has the ability to use Services provided with respect to Customer Space in excess of the Committed Data Rate.

(f)	“Committed Data Rate” means Customer’s agreement to pay for a minimum amount of bandwidth per month (expressed in Megabits per second (Mbps)), as set forth in a Work Order, in connection with its License of Customer Space.

(g)	“Confidential Information” means information which (i) derives actual or potential economic value from not being generally known to, and not available through proper means, by other persons who could obtain economic value from receipt or use of such information, (ii) is the subject of reasonable efforts by its owner to maintain its confidentiality or secrecy, or (iii) is by its nature confidential, trade secrets or otherwise proprietary to its owner. Confidential information includes the terms and conditions of this Agreement, software source and object code, inventions, know-how, data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, configurations, plans, processes, financial and business plans, names of actual or potential customers or suppliers, Data Center configuration and QTS Technology.

(h)	“Customer Access Roster” means the official register of Representatives.

(i)	“Customer Equipment” means software, computer hardware, and all other equipment, goods, and personal property owned by Customer or licensed or leased by Customer from third parties.

(j)	“Customer Maintenance” means steps taken by Customer to properly maintain the Customer Equipment in accordance with manufacturer instructions and requirements.

(k)	“Customer Space” means the portion of the Data Center(s) and associated power which QTS licenses to Customer under a Work Order. The location of the Customer Space shall be determined by QTS in its sole discretion, provided however, Customer’s reasonable preferences shall be considered.

(l)	“Data Center” means any of the buildings and facilities owned or leased by QTS at which Customer Space is located or from which Services are provided.

(m)	“Down” means not responding to the network management system’s polling engine with a positive acknowledgement from a PING to a specific network interface for the specified device.

(n)	“Expiration Date” as to any Work Order means the date which is the date calculated by adding the Term of the Work Order to the Start Date.

(o)	“Facilities” means any and all devices generally used by QTS to provide Customer Space or deliver Services to its customers, but excluding QTS Provided Equipment and Customer Equipment.

(p)	“Facilities Maintenance” means the times QTS monitors and maintains its network, QTS Provided Equipment or Facilities.

(q)	“Internet Intrusion Testing” means tests employing tools or techniques intended to gain unauthorized access to Customer’s environment.

(r)	“Laws” means rules, regulations, statutes, ordinances, orders and rulings of a government and administrative and regulatory authorities, as well as the Rules and Regulations.

(s)	“Licenses” means licenses of Customer Space to a Customer under a Work Order.

(t)	“Losses” means claims, demands, actions, suits, proceedings, and all damages, judgments, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys’ fees and court costs).

(u)	“Party” or “Parties” means representatives, agents, employees, officers, directors or contractors, or subcontractors.

(v)	“Point of Demarcation” means the first point where Customer receives telecommunications or Internet access into the Customer Space.

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Quality Investment Properties Sacramento, LLC – Master Space Agreement (5.9)

(w)	“Product Description” or “Product Catalog” shall mean the written description of a License or Service provided to Customer by QTS.

(x)	“Professional Services” means professional engineering or computer design, software development, support or other consulting service provided, pursuant to a Statement of Work or Scope of Work.

(y)	“QTS Provided Equipment” means any hardware, software and other tangible telecommunications or internet equipment leased, subleased, licensed or sublicensed by QTS to Customer.

(z)	“Reconnection Fee” means a fee of $175 per hour billed in quarter-hour increments for each hour or partial hour spent by QTS reconnecting the Services provided Customer.

(aa)	“Remote Hands” means general Customer directed actions such as power cycling equipment, basic power or data cabling support, and simple key stroke commands to reboot or configure equipment.

(bb)	“Representatives” means the individuals identified on the Customer Access Roster who are authorized to enter the Data Center(s) and access the Customer Space.

(cc)	“Rules and Regulations” means the data center rules posted at www.QualityTech.com.

(dd)	“Services” means all offerings of services and goods under a Work Order, but not including Licenses of the Customer Space.

(ee)	“Specifications” means the detailed description of Licenses of Customer Space or Services, other than Professional Services, attached to any Work Order.

(ff)	“Start Date” means the start date specifically set forth on the Work Order or, if there is not a start date specified on the Work Order that date which on which QTS provides notice to Customer that provisioning is complete and Services shall begin. For the purposes of this notice, email notification shall be adequate.

(gg)	“Statement of Work,” “Scope of Work” or “Work” means the detailed description of Professional Services attached to any Work Order.

(hh)	“Target Date” means the date the Customer Space or Services are expected or anticipated to be available to Customer, as set forth in a written notice.

(ii)	“Term” as to any Work Order, means the period of time specified in a Work Order for which QTS will provide the Customer Space or Services.

(jj)	“Work Order” or “Order” means Customer’s written order for a License of Customer Space, or the provision of Services that has been accepted by QTS and executed by both parties. The Work Order includes backup detail, including without limitation, any Addendum to the Master Space Agreement, Specifications and Statements of Work, and shall set forth the Licenses and Services, the prices to be charged for Licenses and Services and any applicable Term and/or Committed Data Rate.

[Signatures on following page]

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Quality Investment Properties Sacramento, LLC – Master Space Agreement (5.9)

IN WITNESS WHEREOF, authorized representatives of Customer and QTS have read the foregoing Agreement and agree to be bound thereby as of the Effective Date.

CUSTOMER:	QTS

Quality Investment Properties Sacramento, LLC

Signature: /s/ Edward R. Starrs____________	Signature: /s/ Shelagh Montgomery

Print Name: Edward R. Starrs______________	Print Name: Shelagh Montgomery

Title: _____CEO_________________________	Title: EVP Strategic Client Management

Address: 2600 E. Bidwell St, Ste 190	12851 Foster Street, Suite 205

Folsom, CA 95630	Overland Park, KS 66213

Telephone: (844) 693-2432	913.312.5514

E-Mail: Ed.Starrs@myecheck.com	E-Mail: ________________________________

Date: ____9-22-13_______________________	Date:_____9/25/2013______________________

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Quality Investment Properties Sacramento, LLC – Master Space Agreement (5.9)

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